Exhibit 8.1

The following is a list of the Company's subsidiaries as of May 3, 2018:

Name	Vessel/Activity	Organization	Ownership percentage
Blue Power Limited	Owner of Blue Power	Bermuda	100%
Nordic American Offshore (UK) Ltd.	Management Company	United Kingdom	100%